Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended June 30, 2013 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT – 08/06/2013 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended June 30, 2013, and a distribution of $0.29 per share for the third quarter of 2013.

HIGHLIGHTS

•	For the quarter ended June 30, 2013, we recorded net investment income of approximately $16.0 million, or approximately $0.30 per share. Excluding the impact of a capital gains incentive fee accrual decrease of approximately $2.9 million, our core net investment income(1) was approximately $13.1 million, or approximately $0.25 per share. In the second quarter, we also recorded net realized capital gains of approximately $1.9 million and net unrealized depreciation of approximately $16.4 million. In total, we had a net increase in net assets resulting from operations of approximately $1.5 million or approximately $0.03 per share for the second quarter.

o	Total investment income for the second quarter of 2013 amounted to approximately $25.4 million which represents an increase of approximately $3.7 million over the first quarter of 2013.

•	For the quarter ending June 30, 2013, TICC recorded earned income from our investment portfolio as follows:

•	approximately $11.7 million from our syndicated and bilateral investments.

•	approximately $10.7 million from our CLO equity investments,

•	approximately $1.0 million from our CLO debt investments, and

•	approximately $2.0 million from fee income.

o	As of the end of the second quarter of 2013 there was a single loan on non-accrual status with a par amount of approximately $22.7 million, a fair value of approximately $8.0 million and a cost of $10.3 million.

•	The majority of this investment was purchased during the first quarter of 2013 at a price of 32% of par. While we do not generally focus on distressed debt investments, we have been and remain open to those opportunities where the potential for highly attractive risk-adjusted returns exists.

o	Our weighted average credit rating on a fair value basis stood at 2.2 at the end of the second quarter of 2013 (compared to 2.1 at the end of the first quarter of 2013).

•	Our operating expenses before the capital gains incentive fee for the quarter ended June 30, 2013 were approximately $12.4 million, up from the first quarter of 2013 by approximately $1.5 million due largely to increased interest expense, as well as higher investment advisory fees.

•	The capital gains incentive fee decreased by approximately $2.9 million for the quarter ended June 30, 2013. The capital gains incentive fee, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable on June 30, 2013 to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.

•	Our Board of Directors has declared a distribution of $0.29 per share for the third quarter of 2013.

o	Payable Date: September 30, 2013

o	Record Date: September 16, 2013

•	During the second quarter of 2013, we made approximately $190.8 million in additional investments. The additional investments consisted of approximately $165.4 million in corporate securities, $19.1 million in CLO equity, and $6.3 million in CLO debt. (It is worth noting that this quarter’s activity follows a very active first quarter during which we invested approximately $216.5 million, consisting primarily of $123.6 million in corporate securities, $87.8 million in CLO equity, and $5.1 million in CLO debt). For the same period, we received proceeds of approximately $103.5 million from repayments, sales and amortization payments on our debt investments.

•	At June 30, 2013, the weighted average yield of our debt investments was approximately 8.5%, compared with 9.2% at March 31, 2013.

•	At June 30, 2013, net asset value per share was $9.75 compared with the net asset value per share at March 31, 2013 of $10.02.

•	On May 28, 2013, we completed the sale of $60 million of incremental secured debt in connection with the collateralized loan obligation transaction that originally closed on August 23, 2012. The issuance of additional notes was proportional across all existing classes of notes originally issued.

(1) Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee, for generally accepted accounting purposes, is based on the hypothetical liquidation of the entire portfolio (and as any capital gains incentive fee may be non-recurring), we believe that core net investment income is a useful indicator of operations exclusive of any capital gains incentive fee. We note that such amount is excluded from the core net investment income amount presented below.

The following table provides a reconciliation of net investment income to core net investment income for the three and six months ended June 30, 2013:

	Three Months Ended June 30, 2013		Six. Months Ended June 30, 2013
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$15,955,919	$0.304	$26,607,121	$0.542
Capital gains incentive fee	(2,899,772)	(0.055)	(2,684,418)	(0.055)
Core net investment income	$13,056,147	$0.249	$23,922,703	$0.487

We will host a conference call to discuss our second quarter end results today, Tuesday, August 6, 2013 at 10:00 AM ET. Please call 888-317-6016 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10032394.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2012, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	June 30, 2013	December 31, 2012
ASSETS
Non-affiliated/non-control investments (cost: $885,250,679 @ 6/30/13; $634,081,527 @ 12/31/12)	$889,523,855	$651,099,873
Control investments (cost: $16,987,907 @ 6/30/13; $17,256,179 @ 12/31/12)	16,150,000	16,450,000
Total investments at fair value	905,673,855	667,549,873
Cash and cash equivalents	28,009,607	51,392,949
Restricted cash	73,011,753	21,240,508
Deferred debt issuance costs	8,628,908	8,154,925
Interest and distributions receivable	6,850,531	5,986,122
Securities sold not settled	2,725,910	1,516,875
Other assets	349,010	181,788
Total assets	$1,025,249,574	$756,023,040

LIABILITIES
Accrued interest payable	$2,573,422	$4,234,376
Investment advisory fee payable to affiliate	6,264,303	4,930,908
Accrued capital gains incentive fee to affiliate	2,380,817	6,617,810
Securities purchased not settled	49,462,219	-
Accrued expenses	850,903	302,971
Notes payable - TICC CLO LLC, net of discount	99,961,243	99,882,627
Notes payable - TICC CLO 2012-1 LLC, net of discount	235,413,949	115,451,819
Convertible senior notes payable	115,000,000	115,000,000
Total liabilities	511,906,856	346,420,511

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 52,632,665 and
41,371,286 issued and outstanding, respectively	526,327	413,713
Capital in excess of par value	562,936,096	451,157,297
Net unrealized appreciation on investments	3,435,269	16,212,167
Accumulated net realized losses on investments	(45,437,685)	(53,906,504)
Distributions in excess of investment income	(8,117,289)	(4,274,144)
Total net assets	513,342,718	409,602,529
Total liabilities and net assets	$1,025,249,574	$756,023,040

Net asset value per common share	$9.75	$9.90

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$12,391,438	$9,540,030	$24,295,115	$18,250,282
Distributions from securitization vehicles and equity investments	10,665,842	6,344,134	19,419,046	11,893,781
Commitment, amendment fee income and other income	2,002,842	4,138,857	2,717,358	4,246,212
Total investment income from non-affiliated/non-control investments	25,060,122	20,023,021	46,431,519	34,390,275
From control investments:
Interest income - debt investments	364,022	378,258	724,084	758,609
Distributions from equity investments	-	62,041	-	62,041
Total investment income from control investments	364,022	440,299	724,084	820,650
Total investment income	25,424,144	20,463,320	47,155,603	35,210,925
EXPENSES
Compensation expense	303,338	279,354	614,403	549,688
Investment advisory fees	4,882,271	2,450,664	8,979,742	4,594,021
Professional fees	450,985	436,210	1,088,173	1,227,037
Interest expense and other debt financing expenses	4,724,471	816,304	9,003,298	1,653,081
General and administrative	624,902	434,682	912,943	727,479
Total expenses before incentive fees	10,985,967	4,417,214	20,598,559	8,751,306
Net investment income incentive fees	1,382,031	2,164,150	2,634,341	3,357,480
Capital gains incentive fees	(2,899,772)	(1,155,520)	(2,684,418)	(89,857)
Total incentive fees	(1,517,741)	1,008,630	(50,077)	3,267,623
Total expenses	9,468,226	5,425,844	20,548,482	12,018,929

Net investment income	15,955,918	15,037,476	26,607,121	23,191,996

Net change in unrealized (depreciation) appreciation on investments	(16,391,566)	(7,261,959)	(12,776,898)	1,373,108

Net realized gains on investments	1,892,644	1,484,357	8,468,819	1,778,138

Net increase in net assets resulting from operations	$1,456,996	$9,259,874	$22,299,042	$26,343,242

Net increase in net assets resulting from net investment income per common share:
Basic	$0.30	$0.40	$0.54	$0.65
Diluted	$0.28	$0.40	$0.51	$0.65

Net increase in net assets resulting from operations per common share:
Basic	$0.03	$0.25	$0.45	$0.74
Diluted	$0.05	$0.25	$0.44	$0.74

Weighted average shares of common stock outstanding:
Basic	52,544,803	37,755,905	49,075,486	35,583,102
Diluted	62,577,955	37,755,905	59,108,638	35,583,102

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Per Share Data
Net asset value at beginning of period	$10.02	$9.50	$9.90	$9.30
Net investment income (1)	0.30	0.40	0.54	0.65
Net realized and unrealized capital gains	(0.27)	(0.15)	(0.09)	0.09
Total from net investment operations	0.03	0.25	0.45	0.74
Distributions per share from net investment income	(0.29)	(0.27)	(0.58)	(0.54)
Distributions based on weighted average share impact	(0.01)	(0.01)	(0.03)	(0.03)
Distributions from net realized capital gains	-	-	-	-
Tax return of capital distributions	-	-	-	-
Total distributions (2)	(0.30)	(0.28)	(0.55)	(0.57)
Effect of shares issued, net of offering expenses	-	-	0.01	-
Net asset value at end of period	$9.75	$9.47	$9.75	$9.47
Per share market value at beginning of period	$9.95	$9.74	$10.12	$8.65
Per share market value at end of period	$9.62	$9.69	$9.62	$9.69
Total return (4)	(0.40)%	2.26%	0.78%	18.34%
Shares outstanding at end of period	52,632,665	37,806,232	52,632,665	37,806,232
Ratios/Supplemental Data
Net assets at end of period (000’s)	$513,343	$358,055	$513,343	$358,055
Average net assets (000’s)	$523,048	$356,762	$488,381	$336,458
Ratio of expenses to average net assets:
Expenses before incentive fees (4)	8.40%	4.95%	8.44%	5.20%
Net investment income incentive fees (4)	1.06%	2.43%	1.08%	1.99%
Capital gains incentive fees (4)	(2.22)%	(1.30)%	(1.10)%	(0.05)%
Total ratio of expenses to average net assets (4)	7.24%	6.08%	8.42%	7.14%
Ratio of expenses, excluding interest expense, to average net assets (4)	3.63%	5.17%	4.73%	6.16%
Ratio of net investment income to average net assets (4)	12.20%	16.86%	10.90%	13.79%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.

(2)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year.

(3)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(4)	Annualized.

About TICC Capital Corp.

   TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.